Exhibit 99.1
CONTACTS:
Tony Rossi
Financial Relations Board
213-486-6545
trossi@frbri.com
IGO MOURNS LOSS OF DIRECTOR ROBERT W. SHANER
SCOTTSDALE, AZ, September 9, 2008 – iGo, Inc. (Nasdaq: IGOI) today announced that Robert W. Shaner, a member of the board of directors, passed away on September 6, 2007. Mr. Shaner, 60, served as a director of the corporation since May 2004 and was chairman of the board from May 2007 through July 2008.
“We are deeply saddened by the loss of our friend and director Bob Shaner,” said Michael D. Heil, President and Chief Executive Officer of iGo. “We are truly appreciative of his years of service to the company and the guidance and support he provided. Our deepest sympathies go out to Bob’s wife, Louann, and his entire family.”
About iGo, Inc.
iGo, Inc., based in Scottsdale, Arizona, develops and markets universal power adapters for portable computers and universal chargers for low-power devices such as mobile phones, Bluetooth® headsets, smartphones/PDAs, MP3 players, portable gaming devices, digital cameras and more. The Company’s patented tip technology allows enables users to power and charge hundreds of brands and thousands of models of mobile devices with a single charger through the use of interchangeable power tips. iGo’s brand offers a full line of chargers for AC-only, DC-only, or combination AC/DC, as well as battery-operated chargers. By using these revolutionary chargers and associated tips — which, in some products, enable users to power multiple devices simultaneously — mobile device users can save money and eliminate the extra weight and jumbled power cords associated with carrying multiple chargers.
iGo’s products are available at www.iGo.com as well as through leading resellers and retailers. For additional information call 480-596-0061, or visit www.igo.com.
iGo is a registered trademark of iGo, Inc. All other trademarks or registered trademarks are the property of their respective owners.
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